                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF

                            THE RAYMOND CORPORATION
                                       AT
                              $33.00 NET PER SHARE
                                       BY

                         LIFT ACQUISITION COMPANY, INC.
                      AN INDIRECT WHOLLY-OWNED SUBSIDIARY
                                       OF

                                BT INDUSTRIES AB

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, JULY 18, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 66 2/3% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

     THE BOARD OF DIRECTORS OF THE RAYMOND CORPORATION HAS UNANIMOUSLY APPROVED EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN), UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of the shares of common stock, par value $1.50 per share (which include the associated common stock purchase rights, collectively, the "Shares"), of The Raymond Corporation owned by such shareholder should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                             ---------------------

                      The Dealer Manager for the Offer is:
                              SALOMON BROTHERS INC
                             ---------------------

              The date of this Offer to Purchase is June 20, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    1
THE TENDER OFFER......................................................................    2
  1.  Terms of the Offer..............................................................    2
  2.  Acceptance for Payment and Payment for Shares...................................    4
  3.  Procedures for Tendering Shares.................................................    5
  4.  Withdrawal Rights...............................................................    7
  5.  Certain United States Federal Income Tax Consequences...........................    8
  6.  Price Range of Shares; Dividends................................................    9
  7.  Certain Information Concerning the Company......................................    9
  8.  Certain Information Concerning the Purchaser and Parent.........................   11
  9.  Source and Amount of Funds......................................................   13
  10. Background of the Offer; Contacts with the Company..............................   14
  11. Purpose of the Offer; Plans for the Company; Merger Agreement...................   16
  12. Dividends and Distributions.....................................................   25
  13. Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange
      Act Registration................................................................   26
  14. Conditions of the Offer.........................................................   26
  15. Certain Legal Matters; Regulatory Approvals.....................................   28
  16. Fees and Expenses...............................................................   32
  17. Miscellaneous...................................................................   33
SCHEDULE I: INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
            THE PURCHASER.............................................................  I-1
SCHEDULE II: CERTAIN INFORMATION REQUIRED TO BE GIVEN TO SHAREHOLDERS OF THE COMPANY
             PURSUANT TO NEW YORK LAW.................................................  II-1

To the Holders of Common Stock of
  THE RAYMOND CORPORATION:

                                  INTRODUCTION

     Lift Acquisition Company, Inc., a New York corporation (the "Purchaser"), and an indirect wholly-owned subsidiary of BT Industries AB, a corporation organized under the laws of Sweden ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $1.50 per share (each a "Share" and, collectively, the "Shares"), of The Raymond Corporation, a New York corporation (the "Company"), including the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 1, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), as amended (the "Rights Agreement"), at a price of $33.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as may be amended and supplemented from time to time, together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Salomon Brothers Inc, as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Mackenzie Partners, Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "RAYMOND BOARD") HAS UNANIMOUSLY APPROVED EACH OF THE OFFER AND THE MERGER, UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE COMPANY HAS ADVISED PARENT THAT LEHMAN BROTHERS INC. ("LEHMAN BROTHERS"), THE FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE RAYMOND BOARD ITS WRITTEN OPINION DATED JUNE 16, 1997 THAT, AS OF SUCH DATE AND BASED UPON ITS REVIEW AND ANALYSIS AND SUBJECT TO THE LIMITATIONS SET FORTH THEREIN, THE OFFER PRICE TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER, IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH SHAREHOLDERS. A COPY OF THE OPINION OF LEHMAN BROTHERS, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY LEHMAN BROTHERS, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO SHAREHOLDERS CONCURRENTLY HEREWITH. SHAREHOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 16, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the New York Business Corporation Law ("New York Law"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by any subsidiary of the Company or in the treasury of the Company, or by Parent, the Purchaser or any other subsidiary of Parent, which Shares will be cancelled, and other than Shares, if any, held by shareholders who perfect their appraisal rights under New York Law) will be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 11. Under New York Law, except as otherwise described below, the affirmative vote of the holders of at least 66 2/3% of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires at least 66 2/3% of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger even if no other shareholder votes in favor of the Merger.

     Under New York Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under New York Law, a longer period of time will be required to effect the Merger. See Section 11.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES OWNED BY PARENT OR THE PURCHASER (OR ANY AFFILIATE OF PARENT OR THE PURCHASER) CONSTITUTES AT LEAST 66 2/3% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE RULES AND REGULATIONS THEREUNDER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 14.

     The Company has informed the Purchaser that, as of June 10, 1997, there were 10,738,604 Shares issued and outstanding (excluding Shares held in the Company's treasury), 148,586 Shares reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans and 20,758 Shares held in the Company's treasury. As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 7,258,127 Shares in the Offer. The Company has been advised, and has informed Parent, that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record or beneficially by him or her, except to the extent such tender would violate applicable securities laws. See Section 11.

     The Company has informed the Purchaser that, effective June 16, 1997, the Rights Agreement was amended (the "Amendment") pursuant to the Merger Agreement to provide that (i) so long as the Merger Agreement has not been terminated pursuant to its terms or at any time after the acquisition of Shares pursuant to the Offer, neither Parent nor any of its affiliates will become an Acquiring Person nor will a Distribution Date (as such terms are defined in the Rights Agreement) be deemed to occur, in each case, solely as a result of the execution, delivery and performance of the Merger Agreement or the announcement, making or consummation of the Offer, the acquisition of the Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transactions contemplated by the Merger Agreement and (ii) the Rights will expire immediately after the acquisition of Shares pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 18, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the HSR Condition. The Offer is also subject to certain other conditions set forth in Section 14 below. If these or any of the other conditions referred to in Section 14 are not satisfied or any of the events specified in Section 14 have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but is not obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering shareholders, (ii) waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended; provided, however, that the Minimum Condition may be waived by the Purchaser only with the consent of the Company.

     Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14, and thereby delay acceptance for payment of, or payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See Section 4.

     Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 14 are not satisfied or any of the events specified in
Section 14 have occurred and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, provided that the Minimum Condition may only be waived with the Company's consent.

     Parent and the Purchaser expressly reserve the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, that without the prior written consent of the Company, the Purchaser will not (i) reduce the number of Shares sought in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions of the Offer referred to in Section 14, (iv) change the form of consideration payable in the Offer or (v) make any other change in the terms of the Offer which is materially adverse to any holder of Shares.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, or The Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     3. PROCEDURES FOR TENDERING SHARES.

     VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in either case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NASDAQ/National Market System ("NASDAQ/NMS") trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after June 16, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities.

     BACKUP WITHHOLDING. TO PREVENT UNITED STATES FEDERAL BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER WHICH, IN THE CASE OF AN INDIVIDUAL SHAREHOLDER, IS SUCH SHAREHOLDER'S SOCIAL SECURITY NUMBER, AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF THE DEPOSITARY IS NOT PROVIDED WITH THE CORRECT TAXPAYER IDENTIFICATION NUMBER OR AN ADEQUATE BASIS FOR AN EXEMPTION, THE SHAREHOLDER MAY BE SUBJECT TO A PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE. IN ADDITION, IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE SECTION 5 OF THIS OFFER TO PURCHASE AND INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 18, 1997, or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following is a general discussion of certain U.S. federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder (as defined herein). This summary does not address any tax consequences of the Merger to U.S. Holders who exercise dissenters' rights, if any. It applies only to U.S. Holders that hold Shares as capital assets and does not address aspects of U.S. federal income tax law that may be applicable to shareholders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction and persons that have a "functional currency" other than the U.S. dollar. Also, this summary does not address state, local or foreign tax consequences of the Offer or the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer or the Merger to such holder.

     For purposes of this discussion, a "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a partnership or corporation created in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. A Non-U.S. Holder is a holder of Shares that is not a U.S. Holder.

     The receipt of cash for Shares pursuant to the Offer or the Merger by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received by the shareholders pursuant to the Offer or the Merger and such U.S. Holder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held the Shares for more than one year at the time of the sale. There are limitations on the deductibility of capital losses.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. United States information reporting will apply to proceeds from the sale of Shares paid by a United States payor to a U.S. Holder (other than an "exempt recipient," including a corporation, a payee that is a Non-U.S. Holder that provides an appropriate certification and certain other persons). As noted in Section 3, a United States payor will be required to withhold 31% of any such payment within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number and tocertify under penalties of perjury that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary or otherwise fails to comply with such backup withholding requirements. Accordingly, each shareholder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY RETROACTIVELY). SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on the NASDAQ/NMS under the symbol "RAYM". The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NASDAQ/NMS as reported by the Dow Jones News Service, as adjusted to reflect a 5% stock dividend that was paid to holders of record of the Shares as of March 29, 1996 (the "1996 Stock Dividend"), and the amount of cash dividends paid on the Shares, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. The sales prices indicated in the table below represent inter-dealer prices as reported by NASDAQ/NMS without retail markups, markdowns or commissions and do not necessarily represent actual transactions.

                                                               HIGH       LOW     DIVIDENDS
                                                              -------   -------   ---------
    1995:
      First Quarter.........................................  $ 17.46   $ 14.28         --
      Second Quarter........................................    21.19     17.62         --
      Third Quarter.........................................    20.23     17.38         --
      Fourth Quarter........................................    22.38     18.39         --
    1996:
      First Quarter.........................................    22.63     17.25         --
      Second Quarter........................................    19.75     16.00    $0.0225
      Third Quarter.........................................    20.63     16.75     0.0225
      Fourth Quarter........................................    19.25     16.00     0.0225
    1997:
      First Quarter.........................................    29.25     17.00     0.0625
      Second Quarter (through June 19, 1997)................    35.25     27.25         --

---------------

     On June 9, 1997, the Raymond Board declared a quarterly cash dividend of $0.0625 per Share, payable on June 30, 1997 to shareholders of record on June 20, 1997. Holders of Shares who tender their Shares pursuant to the Offer will receive such dividend. The Company has stated that it expects to continue paying quarterly cash dividends at this level, but that its ability to do so will depend on a variety of factors including the Company's earnings, cash flows and financial resources.

     On June 13, 1997, the last full trading day prior to the public announcement of the Offer and Merger, the closing sale price of the Shares on the NASDAQ/NMS was $35.25 per Share. On June 19, 1997, the last full trading day prior to the date of this Offer to Purchase, the closing sale price of the Shares on the NASDAQ/NMS was $32.63 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company is engaged in the design, manufacture, distribution and servicing of materials handling equipment. Its revenues are realized primarily from the distribution of the Raymond(R) and Dockstocker(R) product lines through the Company's dealer network which is principally located in North America. In addition, the Company has expanded in both the domestic and international market through distribution and original equipment manufacture supply agreements. The Company had approximately 1,700 employees as of December 31, 1996.

     The Company is a New York corporation. The address of its principal executive offices is 20 South Canal Street, Greene, New York. The telephone number of the Company at such offices is (607) 656-2311.

     FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "-- Available Information".

                                                  YEAR ENDED                   THREE MONTHS
                                                 DECEMBER 31,                 ENDED MARCH 31,
                                     ------------------------------------   -------------------
                                        1994         1995       1996(1)       1996     1997(1)
                                     ----------   ----------   ----------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Net sales, leasing and rental
  revenues.........................  $  226,727   $  282,570   $  305,490   $ 68,987   $ 95,886
Income before minority interest and
  equity in earnings of
  unconsolidated investees.........       9,525       12,727       14,127      3,120      4,152
Minority interest in earnings of
  subsidiaries.....................          --           --          176         --        165
Net equity in earnings of
  unconsolidated investees.........         202          347        1,068        262        105
Net income.........................       9,727       13,074       15,019      3,382      4,092
Per common share(2)................
  Net income (primary).............        1.39         1.82         2.00       0.45       0.41
  Cash dividends...................          --           --         .075         --      .0625
FINANCIAL POSITION (AT PERIOD END)
Total assets.......................     204,376      249,927      322,938    254,535    320,779
Total debt.........................      81,653      103,656      127,597    103,685     86,974
Shareholders' equity...............      81,000      101,334      128,672    104,890    169,031

---------------

(1) Beginning in the fourth quarter of 1996, the operating results of G.N. Johnston Equipment Co. Ltd. ("Johnston") and Associated Material Handling Industries, Inc. ("Associated") have been consolidated with those of the Company. Prior to the fourth quarter of 1996, the Company accounted for its investments in Johnston and Associated using the equity method.
(2) Restated for the 1996 Stock Dividend.

     During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see "Background of the Offer; Contacts with the Company"), the Company provided Parent with certain non-public business and financial information about the Company. The Company does not as a matter of course make public any forecasts as to future performance or earnings, and the information set forth below is included in this Offer to Purchase only because such information was provided to Parent prior to the commencement of the Offer. The forecasted financial information set forth below was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts. None of Parent, the Purchaser or the Company, nor any of their respective financial advisors, assumes any responsibility for the accuracy of this information. This information is based upon a variety of assumptions relating to the business of the Company which may not be realized and is subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. There can be no assurance that the forecasted results will be realized, and actual results may vary materially and adversely from those shown.

     The Company provided Parent with the Company's forecasted budget for 1997, which forecasted for 1997 net sales, leasing and rental revenues of $403.0 million and net income of $20.9 million. In addition, Parent was also provided with financial forecasts for 1998 and 1999, which projected for 1998 and 1999, net sales, leasing and rental revenues of $449.3 million and $508.2 million, respectively, and net income of $26.9 million and $33.1 million, respectively.

     AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements and other reports distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained at the office of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     THE PURCHASER. The Purchaser, a newly incorporated New York corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are owned by BT Prime-Mover Inc., an Iowa corporation and wholly-owned subsidiary of Parent. The principal offices of the Purchaser are located at Svarvargatan 8, SE-595 81, Mjolby, Sweden. The telephone number of the Purchaser at such office is 46-142-86-000.

     PARENT. Parent, which was formed in 1946 in the Kingdom of Sweden, is a major manufacturer of warehouse trucks and hand trucks and is one of the leading manufacturers of such products in terms of unit sales in Scandinavia and the Benelux region. Warehouse trucks, designed principally for indoor use, are electrically operated and hand trucks are manually operated. A full range of equipment in both categories is produced by Parent and products are manufactured by Parent to the customer's specific needs, allowing Parent to work closely with customers on a long term basis and provide extensive after-sales service and support. After-sales services and rental represent approximately half of Parent's invoiced sales. Parent also supplies and services, but does not manufacture, counterbalance trucks in order to provide its customers with a fuller range of materials handling trucks.

     Operations comprise the development, manufacture and marketing of a wide range of warehouse trucks. The product range also includes services such as advice, financing, service, maintenance and driver training. Parent is one of Europe's leading manufacturers in its field.

     As of December 31, 1996, Parent employed approximately 3,600 people, nearly 60% of whom are outside Sweden. Approximately 80% of Parent's sales, which in 1996 amounted to approximately SEK 4.0 billion ($514.3 million), are outside Sweden.

     Since November 1995, Parent's ordinary shares have been listed on the Stockholm Stock Exchange. Parent's principal offices are located at Svarvargatan 8, Mjolby, Sweden. The telephone number of Parent at such office is 46-142-86-000.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and the executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

     Set forth below are certain selected consolidated financial data with respect to Parent and its consolidated subsidiaries for Parent's last three fiscal years and for the quarters ended March 31, 1996 and 1997. The selected consolidated financial information has been prepared in Swedish kronor ("SEK") in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"). The data set forth below has been restated to give effect to changes in Swedish GAAP regarding accounting for leases which became effective as of January 1, 1997. As a result, such data may differ from Parent's historical reported financial information. Swedish GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). A summary of the significant differences between US GAAP and Swedish GAAP is set forth below. Parent, however, believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of Parent to obtain sufficient funds to pay for Shares to be acquired pursuant to the Offer and to repay any funds which have been borrowed for such purpose. The amounts in the table set forth below are in Swedish kronor unless otherwise indicated. The U.S. dollar amounts in the table set forth for the year ended December 31, 1996 were determined by translating the corresponding Swedish kronor amounts into U.S. dollars using the noon buying rate in New York City for cable transfers in Swedish kronor as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on June 13, 1997, which was SEK
7.7754 = $1.00. No representation is made that Swedish kronor have been, could have been or could be, converted into U.S. dollars at that or any other rate.

               (SEK IN MILLIONS EXCEPT WHERE OTHERWISE INDICATED
          IN U.S. DOLLARS ("$") IN MILLIONS AND EXCEPT PER SHARE DATA)

                                         YEAR ENDED DECEMBER                    THREE MONTHS
                                                 31,                          ENDED MARCH 31,
                                        ---------------------              ----------------------
                                        1994    1995    1996    1996(1)    1996    1997    1997(1)
                                        -----   -----   -----   ------     -----   -----   ------
                                        (SEK)   (SEK)   (SEK)    ($)       (SEK)   (SEK)    ($)
INCOME STATEMENT

Net sales.............................  3,354   3,918   3,999   514.31     1,022   1,022   131.44
Operating income......................    227     321     293    37.68        81      54     6.94
Income after net financial items......    202     311     311       40        83      60     7.72
Net income............................    142     213     202     25.8        54      39     5.02
Earnings per share....................   7.10   10.65   10.10      1.3      2.70    1.95      .25

BALANCE SHEET (AT PERIOD END)

Total assets..........................  2,107   2,086   2,223   285.90     2,065   2,280   293.23
Shareholders' equity..................    512     696     850   109.32       745     912   117.29
Allocations and liabilities...........  1,595   1,390   1,373   176.58     1,320   1,368   175.94

---------------

(1) Translated, solely for the convenience of the reader, at an exchange rate of SEK 7.7754 = U.S.$1.00, the Noon Buying Rate on June 13, 1997.

     SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN SWEDISH GAAP AND US GAAP. The following is a summary of certain significant differences in Swedish GAAP and US GAAP with respect to Parent's consolidated financial statements. The summary is not to be regarded as a complete list of all of the differences between Swedish GAAP and US GAAP and does not include disclosure differences between Swedish GAAP and US GAAP.

     Accounting for Pensions. There are differences between Swedish GAAP and US GAAP concerning the actuarial assumptions in providing for future pension liabilities.

     Deferred Taxes. Under Swedish GAAP, deferred taxes are calculated on untaxed reserves using the liability method. Deferred tax assets on certain temporary differences are normally not recorded. Under US GAAP, a reserve for deferred taxes under the liability method is required for all temporary differences. Deferred tax assets may be reported only if it is probable that the tax benefit will be utilized.

     Changes in Accounting Principles. According to Swedish GAAP, the accumulated effect of changes in accounting principles is reported directly against equity. According to US GAAP, the accumulated effect of changes in accounting principles is reported in the income statement.

     Foreign Currency Translation; Financial Statements of Foreign
Subsidiaries. Swedish GAAP requires that all components of equity to be classified either as restricted equity (share capital and restricted reserves) or unrestricted equity. Cumulative currency translation adjustments are included in restricted reserves or as retained earnings. Under US GAAP, cumulative currency translation adjustments are required to be stated as a separate item under shareholders' equity.

     Leasing. Prior to January 1, 1997, under Swedish GAAP, almost all leases are treated as operating leases. According to US GAAP, leases are treated as either operating or financial leases. As of January 1997, the treatment of leases under Swedish GAAP is substantially similar to that under International Accounting Standard No. 17.

     Goodwill. Acquired goodwill is amortized over ten years or, in the event of long-term strategic acquisitions, over a maximum of twenty years according to Swedish GAAP. Under US GAAP, acquired goodwill is amortized over a maximum of forty years.

     9. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses is expected to be approximately $375,000,000. The Purchaser will obtain all of such funds from Parent. Parent intends to obtain such funds from a credit facility dated June 13, 1997 (the "Acquisition Facility") with Swedbank (Sparbanken Sverige AB (publ)) (the "Bank").

     Under the Acquisition Facility, Parent may borrow up to $400,000,000 from the Bank. All loans under the Acquisition Facility must be repaid by June 16, 1998. The annual rate of interest on loans made under the Acquisition Facility is 0.675% per annum over LIBOR (as defined therein). The making of an advance under the Acquisition Facility is subject to customary conditions to drawing. As security for the borrowings under the Acquisition Facility, Parent will cause all of the capital stock of Purchaser to be pledged to the Bank, and Parent has agreed that, immediately upon the consummation of the Offer, it will pledge all Shares acquired in the Offer.

     In addition, based on publicly available information, Parent estimates that approximately an additional $75.0 million may be necessary to repay or purchase existing long-term and short-term indebtedness of the Company which may be required to be repaid or purchased by reason of the consummation of the Offer and the Merger. The Company will request that certain of the applicable lenders waive the provisions in the documents relating to such indebtedness that would require repayment. Parent believes it will be able to renegotiate or refinance such indebtedness on satisfactory terms. Parent has available an additional $80 million Credit Facility dated June 13, 1997 between Parent and the Bank (the "Additional Facility" and, together with the Acquisition Facility, the "Bank Facilities") if it should decide to refinance such indebtedness. Under the Additional Facility, Parent may borrow up to $80,000,000 from the Bank. All loans under the Additional Facility must be repaid by June 16, 1998. The annual rate of interest on loans made under the Additional Facility is 0.675% per annum over LIBOR (as defined therein).

     The foregoing summaries of the Acquisition Facility and the Additional Facility are qualified in their entirety by reference to the texts of the Acquisition Facility and the Additional Facility, copies of which have been filed as an exhibit to the Schedule 14D-1 and are incorporated herein by reference. The

Acquisition Facility and the Additional Facility may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7 under "-- Available Information".

     The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

     Parent presently contemplates that it will conduct a global offering of rights to purchase its ordinary shares, subject to market conditions and available terms, the proceeds of which will be used to repay part of the Bank Facilities. No assurance can be given that market conditions or available terms will render it desirable to proceed with such an offering or that such an offering will be consummated. After the expiration of the Bank Facilities in June 1998, Parent intends to refinance any remaining debt incurred under the Bank Facilities by obtaining medium term bank financing. While management of the Company is confident that it will be able to obtain such replacement financing, no assurance can be given that market conditions or available terms will allow such financing to be consummated.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Since 1992, Parent and the Company have been parties to an agreement (as discussed below) pursuant to which Parent has the right to distribute, on an exclusive basis, certain of the Company's products in certain territories in Europe.

     In February, 1997, a group of investment partnerships, including Bedford Falls Investors, L.P. and Metropolitan Capital Advisors, Inc., announced that it had acquired a 7.51% interest in the Company and would seek to cause the management of the Company to sell or merge the Company. Simultaneously, the investor group also disclosed that it had entered into voting agreements regarding an additional 16.76% of the Shares owned by George Raymond, Jr., a director of the Company, members of his family and Scoggin Capital Management, L.P. On March 3, 1997, the Company announced that it had adopted a shareholder rights plan and retained Lehman Brothers to assist in evaluating strategic alternatives available to the Company.

     On March 7, 1997, Carl-Erik Ridderstrale, the President and Chief Executive Officer of Parent, contacted Ross K. Colquhoun, Chairman of the Board of Directors and Chief Executive Officer of the Company, and requested a meeting to discuss Parent's potential interest in acquiring the Company.

     On March 11, 1997, Mr. Ridderstrale, other representatives of Parent's senior management, and a representative of White & Case, legal advisors to Parent, met in Stockholm with Mr. Colquhoun, other representatives of the Company's senior management, and a representative of Lehman Brothers. At this meeting, Mr. Colquhoun and the representatives of the Company discussed recent events regarding the ownership of the Company and certain strategic alternatives available to the Company, including the sale of the Company.

     Subsequent to this meeting, in telephone conversations between representatives of Parent and the Company, Parent requested additional information regarding the Company and its business.

     On March 19, 1997, Parent contacted Salomon Brothers International Limited ("Salomon Brothers International") regarding representation of Parent in connection with the possible acquisition of the Company. Subsequent to that time, representatives of Salomon Brothers International and Salomon Brothers Inc (collectively "Salomon Brothers") engaged in a series of discussions with Lehman Brothers regarding the potential acquisition of the Company by Parent.

     On April 4, 1997, a Confidentiality Agreement was entered into between Parent and the Company and on April 9 and 10, 1997, Mr. Ridderstrale, other members of senior management of Parent and representatives of Salomon Brothers held meetings with representatives of the Company in Greene, New York and at the Company's Canadian facility in Brantford, Ontario. At these meetings, the Company requested that, prior to proceeding further with any discussions, Parent deliver a letter to Lehman Brothers by April 30, 1997, indicating on a preliminary basis its interest in acquiring the Company.

     On April 13, 1997, Parent formally engaged Salomon Brothers to provide advice to Parent with respect to the potential acquisition of the Company.

     In late April and early May, 1997, representatives of Salomon Brothers had several telephone conversations with representatives of Lehman Brothers discussing the possible interest of Parent in acquiring the Company.

     On May 8, 1997, Parent delivered a letter to Lehman Brothers expressing its interest in acquiring all of the outstanding capital stock of the Company at a price of $30.00 per share in cash, subject to, among other things, completion of satisfactory due diligence, and requesting an exclusive review period to complete such due diligence. This letter was accompanied by a draft Merger Agreement to be entered into between the parties.

     During the period from May 9 to May 16, 1997, representatives of Salomon Brothers and Lehman Brothers had several additional telephone conversations in which they discussed Parent's interest in acquiring the Company.

     Parent and Salomon Brothers received from Lehman Brothers a letter dated May 16, 1997, indicating that the Raymond Board requested that interested parties submit definitive proposals regarding the acquisition of the Company, together with a final form of Merger Agreement, to it by 5:00 P.M. on June 13, 1997.

     Subsequent to the receipt of this letter, representatives of Simpson Thacher & Bartlett, the Company's legal advisors, and White & Case had telephone conversations to discuss due diligence and on May 27, 1997, the Company's legal advisors delivered to White & Case their comments on the draft Merger Agreement that had been previously forwarded to the Company by Parent.

     During the period from May 30 to June 3, 1997, Parent and its financial, accounting and legal advisors conducted a due diligence review of the Company at the offices of the Company's independent accountants in Syracuse, New York, and at the Company's principal offices in Greene, New York. During the period between June 6, 1997 and June 12, 1997, Parent's financial, accounting and legal advisors held various follow-up conversations with the Company's financial, accounting and legal advisors in which confirmation of certain due diligence matters was sought. In addition, during this period the parties' respective legal advisors negotiated the draft Merger Agreement.

     On June 11, 1997, the Board of Directors of Parent met to approve the making of the offer to acquire 100% of the capital stock of the Company.

     On June 13, 1997, Parent delivered to Lehman Brothers a letter in which Parent offered, subject to the conditions contained in such letter, to acquire 100% of the outstanding capital stock of the Company for $32.00 per Share in cash. The offer was to be accomplished by a cash tender offer, to be followed by a merger in which each Share outstanding would be converted into the right to receive $32.00 per Share in cash. A revised draft of the Merger Agreement was included with such letter.

     On June 14, 1997, representatives of Lehman Brothers and the Company's legal advisors contacted representatives of Salomon Brothers and Parent's legal advisors to discuss the terms of Parent's proposed financing for Parent's offer and the Merger and certain provisions of the Merger Agreement. In particular, the Company requested modifications to the provisions of the Merger Agreement limiting the Company's right to provide information to, or to entertain any Acquisition Proposal (as defined in the Merger Agreement) made by, any third party after the execution of the Merger Agreement and requested a reduction in the termination fee proposed by the Parent. Lehman Brothers requested that Parent submit any modifications it wished to make to its offer with respect to either the terms of the Merger Agreement or price to be paid in the Offer by 9:00 A.M. on June 15, 1997.

     On June 15, 1997, Parent delivered a letter to Lehman Brothers in which it agreed to increase the offer price to $33.00 per Share and agreed to the requested changes in the non-solicitation provisions of the Merger Agreement. Parent did not propose any change to the termination fee. Later on June 15, 1997, representatives of Lehman Brothers telephoned representatives of Salomon Brothers to request a reduction in the termination fee. After discussion among the parties and their financial advisors, a fee of $12.0 million was finally agreed upon. On the afternoon of June 15, 1997, Parent's and the Company's legal advisors met to finalize the terms of the Merger Agreement. Parent is informed that the Raymond Board met on the evening of June 15, 1997, and unanimously approved the Offer, the Merger and the Merger Agreement. Later that evening, the Merger Agreement was executed by Parent, the Purchaser and the Company.

     Parent and the Company are parties to an Agreement, dated April 15, 1992, as amended on July 3, 1995 (the "Agreement") for the purchase and sale of certain products of the Company in certain specified countries. Parent's right to sell these products is exclusive in the specified countries. In connection with the Agreement, Parent has obtained licenses to use technology covered by certain U.S. patents held by the Company. The initial term of the Agreement extended through December 31, 1994, but the Agreement provides for automatic renewal for successive 1-year terms. If Parent meets minimum purchase quantities, the Company may not terminate the Agreement for convenience; if Parent fails to meet the minimum purchase requirements, the Company may terminate with 270 days' prior written notice. Parent has the right to terminate the Agreement without cause with 270 days' prior written notice. The total amount of Company products purchased by Parent and its affiliates under the Agreement was approximately $3.4 million, $3.6 million and $3.2 million for the fiscal years ended December 31, 1996, 1995 and 1994, respectively.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; MERGER AGREEMENT.

     PURPOSE OF THE OFFER. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of the Raymond Board and the entire equity interest in the Company. Upon consummation of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     PLANS FOR THE COMPANY. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares equal to at least two-thirds of the outstanding Shares pursuant to the Offer, the Purchaser shall be entitled to designate up to such number of directors on the Raymond Board, rounded up to the next whole number, as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Raymond Board equal to that number of directors which equals the product of the total number of directors on the Raymond Board (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares beneficially owned by Parent and the Purchaser and the denominator of which shall be the number of Shares then outstanding, and the Company and Raymond Board shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Raymond Board (including using its reasonable best efforts to cause directors to resign). See "-- Merger Agreement -- The Raymond Board". The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Under New York Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company intend to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, and a vote of the Company's shareholders is required under New York Law, a significantly longer period of time would be required to effect the Merger.

     Parent and the Purchaser currently intend to cause the Company's operations to continue to be run and managed by its existing management. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will make such changes as it deems appropriate under the circumstances then existing. Such changes could include, among other things, changes in the Company's corporate structure, capitalization or dividend policy.

     Except as otherwise discussed in this Offer to Purchase, neither Parent nor the Purchaser have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or in any other material changes to the Company's capitalization, dividend policy, corporate structure or business.

     MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7 UNDER "-- AVAILABLE INFORMATION".

     The Offer. The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will commence the Offer. Parent and the Purchaser may waive any of the conditions described in Section 14, except that, without the consent of the Company, Parent and the Purchaser may not waive the Minimum Condition. Parent and the Purchaser have reserved the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, that without the prior written consent of the Company, the Purchaser shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions of the Offer described in Section 14, (iv) change the form of consideration payable in the Offer or (v) make any other change in the terms of the Offer that is materially adverse to the holders of the Shares. Subject to the terms and conditions set forth in the Merger Agreement (including the rights to terminate, extend or modify the Offer) and the terms and conditions of the Offer, Parent agrees to cause the Purchaser to, and the Purchaser agrees to use its reasonable best efforts to, consummate the Offer.

     In the Merger Agreement, the Company consented to the Offer and the Merger and represented that (a) the Raymond Board has by unanimous vote (i) determined that each of the Offer and the Merger is fair to and in the best interests of the holders of Shares, (ii) approved the Offer and the Merger and adopted the Merger Agreement in accordance with the provisions of New York Law, (iii) recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the shareholders of the Company and (iv) taken all other action necessary to render (x) Section 912 of the New York Law and other state takeover statutes, (y) Article SEVENTH of the Company's Restated and Amended Certificate of Incorporation and (z) the Rights Agreement inapplicable to the Offer and the Merger; and (b) Lehman Brothers has delivered to the Raymond Board its opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to holders of Shares, subject to the assumptions and qualifications contained in such opinion. The Merger Agreement provides that the Schedule 14D-9 shall contain such recommendations.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with New York Law, the Purchaser shall be merged with and into the Company as soon as practicable following the fulfillment or waiver of the conditions set forth in the Merger Agreement which are described below. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

     In the Merger, each Share then issued and outstanding (other than (i) any Shares that are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent, or any direct or indirect subsidiary of Parent (including the Purchaser), all of which Shares will be cancelled and none of which shall receive any payment with respect thereto, and (ii) Shares, if any, held by shareholders who perfect their appraisal rights under New York Law) will by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holder thereof, be cancelled and converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer.

     On the date and time on which the Merger becomes effective (the "Effective Time"), each share of common stock, par value $0.01 per share, of the Purchaser then issued and outstanding will, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions: (i) to the extent required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by holders of two-thirds of the outstanding Shares entitled to vote in accordance with applicable law (if required by applicable law) and the Company's Restated and Amended Certificate of Incorporation and By-Laws; (ii) any waiting period (and any extension thereof) under the HSR Act, applicable to the Merger shall have expired or been terminated; (iii) the review periods, if applicable, under Section 721 of the Defense Production of 1950, as amended ("Exon-Florio"), shall have expired or have been terminated; (iv) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement and which is in effect at the Effective Time; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; (v) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal and (vi) Purchaser shall have purchased Shares pursuant to the Offer in a number sufficient to satisfy the Minimum Condition.

     The Raymond Board. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares equal to at least a two-thirds of the outstanding Shares pursuant to the Offer, the Purchaser shall be entitled to designate up to such number of directors on the Raymond Board, rounded up to the next whole number, as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Raymond Board equal to that number of directors which equals the product of the total number of directors on the Raymond Board (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares beneficially owned by Parent and the Purchaser and the denominator of which shall be the number of Shares then outstanding, and the Company and Raymond Board shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Raymond's Board (including using its reasonable best efforts to cause directors to resign). Subject to applicable law, the Company has agreed to take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its shareholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder; and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Purchaser shall have provided to the Company on a timely basis all information required to be included in the information statement with respect to Purchaser's designees.

     The Merger Agreement provides that following the election or appointment of such designees and prior to the Effective Time any amendment or termination of the Merger Agreement or the Restated and Amended Certificate of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights thereunder, and any other consent or action by the Raymond Board under the Merger Agreement, will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are directors on the date thereof and who voted to approve the Merger Agreement or were designated by a majority of the directors of the Company who were directors on June 16, 1997 and who voted to approve the Merger Agreement.

     Shareholders' Meeting. Pursuant to the Merger Agreement, promptly following the purchase of Shares pursuant to the Offer, if required by New York Law in order to consummate the Merger, the Company has agreed that, acting through the Raymond Board, it shall, in accordance with applicable law, duly call, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") for the purpose of voting upon the Merger Agreement and the Merger and that the Merger Agreement and the Merger shall be submitted at such meeting. The Merger Agreement provides that if shareholder approval of the Merger is required by law or by the Company's Restated and Amended Certificate of Incorporation or By-laws, as promptly as practicable, following Parent's request, the Company will prepare and file a preliminary proxy statement with the Commission and will use its reasonable best efforts to respond to the comments of the Commission, if any, in connection therewith and to furnish all information regarding the Company required in the definitive proxy statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly after the expiration or termination of the Offer, if required by the New York Law in order to consummate the Merger, the Company will cause the definitive proxy statement to be mailed to the shareholders of the Company and, if necessary, after the definitive proxy statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company has agreed in the Merger Agreement to use its reasonable best efforts to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law and the Company's Restated and Amended Certificate of Incorporation and By-Laws to obtain the approval for the Merger Agreement. Subject to the provisions of the Merger Agreement relating to the Company's obligation, except under limited circumstances, not to solicit other offers, the Company agrees that it will include in the proxy statement the recommendation of the Raymond Board that holders of Shares approve and adopt the Merger Agreement and approve the Merger. If the Purchaser acquires at least two-thirds of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

     Interim Operations. The Merger Agreement provides that, except as permitted, required or specifically contemplated by, or otherwise described in, the Merger Agreement or otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld), during the period commencing on the date of the Merger Agreement until such time as nominees of Parent shall comprise two-thirds of the members of the Raymond Board or the Merger Agreement shall have been terminated pursuant to the terms thereof, (a) the Company and each of its subsidiaries will conduct their respective operations only according to their ordinary course of business, consistent with past practice, and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners, and others having significant business relationships with them, (b) neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its Restated and Amended Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Options (as defined herein) outstanding on the date of the Merger Agreement) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries except pursuant to certain call options in respect of the capital stock of certain of its dealership subsidiaries; (iv) declare, pay, set aside or make any dividend (other than regular quarterly cash dividends of $.0625 per Share) or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities; (v) (A) enter into any contract or commitment with respect to capital expenditures in excess of $1.0 million, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $3.0 million, in the aggregate (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business or division thereof; or (C) enter into, amend, modify, supplement or cancel any other material contract, (vi) except in the ordinary course of business, consistent with past practice, acquire a material amount of assets or securities or release or relinquish any material contract rights; (vii) except in the ordinary course of business, consistent with past practice, and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries (other than certain employment contracts), or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other material liability, other than in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit; (ix) agree to the settlement of any material claim or litigation; (x) make any material tax election or settle or compromise any material tax liability; (xi) permit any insurance policy naming it as beneficiary or a loss payable payee to be cancelled without notice to Parent; (xii) except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting; (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); or (xiv) agree, in writing or otherwise, to take any of the foregoing actions; and (c) the Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties contained in the Merger Agreement to be untrue as of the Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

     No Solicitation. The Merger Agreement provides that the Company and its affiliates and each of their respective officers, directors, employees, representatives and agents shall immediately upon the execution of the Merger Agreement cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates shall, directly or indirectly, take (and the Company shall not authorize or permit its affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates to so take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way discussions or negotiations with, or furnish or disclose any information to, any person or entity (other than Parent or the Purchaser) in connection with, or take any other action to facilitate, any inquiries or the making of any proposal (including without limitation by taking any action that would make the Rights Agreement, Section 912 of New York Law or the provisions of Article SEVENTH of the Company's Restated and Amended Certificate of Incorporation inapplicable to an Acquisition Proposal) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that the Company, in response to an unsolicited Acquisition Proposal and in compliance with certain disclosure obligations contained in the Merger Agreement, as more fully described in the next succeeding paragraph, may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Raymond Board reasonably determines will result in a Superior Proposal (as defined below) if the Raymond Board believes (and has been advised by independent outside counsel) that failing to take such action would constitute a breach of its fiduciary duties. In addition, neither the Raymond Board nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser the approval and recommendation of the Offer and the Merger Agreement or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, provided that the Company may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Raymond Board has determined that the Acquisition Proposal is a Superior Proposal, (ii) all the conditions to the Company's right to terminate the Merger Agreement in accordance with the terms thereof have been satisfied (including the expiration of the three business day period described therein and the payment of the Termination Fee (as defined below) and all other amounts required pursuant to be paid pursuant thereto) and (iii) simultaneously with such withdrawal, modification or recommendation, the Merger Agreement is terminated in accordance with its terms.

     In addition to the obligations of the Company set forth in the preceding paragraph, on the date of receipt thereof, the Company has agreed, pursuant to the Merger Agreement, to advise Parent of any request for information or of any Acquisition Proposal, or any inquiry or proposal with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the person making any such request or Acquisition Proposal. The Company has further agreed to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of or provided by, the Company and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry.

     "Acquisition Proposal", as used herein, shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement. As used herein, "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all of the outstanding shares of the Company pursuant to a tender offer, a merger or a sale of all of the assets of the Company (x) on terms which a majority of the members of the Raymond Board determines in its good faith reasonable judgment (based on the advice of independent outside financial and legal advisors) to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement and (y) for which financing is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available" for purposes making such determination). Any actions permitted under, and taken in compliance with, this provision of the Merger Agreement shall not be deemed a breach of any other covenant or agreement of such party contained in the Merger Agreement.

     Directors' and Officers' Insurance and Indemnification. Parent has agreed in the Merger Agreement that the certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated and Amended Certificate of Incorporation and By-Laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals, who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law. In addition, pursuant to the Merger Agreement, the Surviving Corporation shall for the six year period commencing on the Effective Time either (x) maintain in effect the Company's current directors' and officers' liability insurance policy covering those persons who are were covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy (the "Indemnified Parties"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums paid by the Company for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further, that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

     Compensation and Benefits. Parent has agreed that, until the first anniversary of the Effective Time, (a) Parent shall ensure that all employees and officers of the Company receive compensation and benefits in the aggregate substantially comparable to the compensation and benefits received by such individuals immediately prior to the date of the Merger Agreement and (b) Parent shall keep in effect all severance policies that are applicable to employees and officers of the Company immediately prior to the date of the Merger Agreement. In addition, Parent has agreed pursuant to the Merger Agreement that, following the Effective Time, (w) Parent will ensure that no employee welfare benefit plan adopted by the Company shall have any preexisting condition limitations, (x) Parent shall honor all premiums and deductibles paid by the employees, officers and directors of the Company under all Employee Benefit Plans (as defined in the Merger Agreement) up to (and including) the Effective Time, (y) for purposes of eligibility and vesting, Parent shall honor all service credit accrued by the employees, officers and directors of the Company under all Employee Benefit Plans up to (and including) the Effective Time and (z) Parent will honor all employment contracts with employees and officers and all contracts for services rendered with directors of the Company.

     Options. Pursuant to the Merger Agreement, prior to the Effective Time, each of the Raymond Board (or, if appropriate, any committee thereof) and the Company shall use its reasonable best efforts to obtain the consent of the holders of stock options to purchase Shares (the "Options") granted prior to the date of the Merger Agreement under any stock option plan of the Company (the "Stock Plans") to provide for the cancellation, effective at the Effective Time, of all the outstanding Options as follows: Immediately prior to the Effective Time, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of Shares subject to such Option as to which such Option could have been exercisable and (y) the excess of the Merger Consideration over the exercise price per Share subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. Pursuant to the Merger Agreement, all Stock Plans shall terminate as of the Effective Time and the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time.

     The Company has agreed to use its reasonable best efforts to ensure that any outstanding stock appreciation rights or limited stock appreciation rights shall be cancelled as of immediately prior to the Effective Time without any payment therefor. As provided in the Merger Agreement, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time.

     Agreement to Use Reasonable Best Efforts. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the closing date of the Merger, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent or the Purchaser.

     In addition, the Merger Agreement provides that Parent, the Purchaser and the Company will (i) take promptly all actions necessary to make the filings required of Parent, the Purchaser or any of their affiliates under the applicable Antitrust Laws (as defined below), (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, the Purchaser, the Company or any of their affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Merger Agreement commenced by any of the FTC, the Antitrust Division of the Department of Justice or state attorneys general. Parent, the Purchaser and the Company shall in addition each use all reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any Antitrust Law.

     "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the FTC Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Real Property Transfer Taxes. Parent has agreed to pay any New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax (the "Transfer Taxes") and any similar taxes in any other jurisdiction (and any penalties and interest with respect to such taxes) that become payable in connection with the Offer and the Merger, on behalf of the shareholders of the Company. Parent and the Company have agreed to cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the shareholders of the Company) and in the determination of the portion of the consideration allocable to the real property of the Company and the subsidiaries in New York State and City (or in any other jurisdiction, if applicable). The shareholders of the Company shall be deemed to have agreed to be bound by such allocation in the preparation of any return with respect to the Transfer Taxes and any similar taxes, if applicable.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capitalization, financial statements, public filings, conduct of business, compliance with laws, consent and approvals, opinions of financial advisors, vote required, undisclosed liabilities and the absence of any material adverse changes in the Company since December 31, 1996.

     Termination. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders:
(a) by mutual consent of the Company, on the one hand, and of Parent and the Purchaser, on the other hand; (b) by either Parent, on the one hand, or the Company, on the other hand, if any court of competent jurisdiction or any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred within 180 days after commencement of the Offer (the "Outside Date") unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement; (d) by Parent if the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Shares thereunder due to an occurrence which would result in a failure to satisfy any of the conditions set forth in Section 14 hereof, unless any such failure shall have been caused by or resulted from the failure of Parent or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or the Purchaser of any representation or warranty of either of them contained in the Merger Agreement;
(e) by the Parent, in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in clause (e) or (g) of the conditions set forth in Section 14 hereof, (B) cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires and (C) has not been waived by Parent pursuant to the provisions of the Merger Agreement; (f) by either Parent, on the one hand, or the Company, on the other hand, if the Raymond Board determines that an Acquisition Proposal constitutes a Superior Proposal and the Raymond Board believes (and has been advised by independent outside counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however the Company may not terminate the Merger Agreement in this manner unless and until three business days have elapsed following delivery to the other party of a written notice of such determination by the Raymond Board and during such three business day period the Company has fully cooperated with the Parent, including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the person or entity making such proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; and provided further that at the end of such three business day period the Raymond Board determines that the Acquisition Proposal constitutes a Superior Proposal and the Raymond Board continues to believe (and has again been advised by independent outside counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided further that the merger Agreement shall not terminate in this manner unless (i) prior to such termination Parent has received the fees and expenses set forth in the Merger Agreement and described below by wire transfer in same day funds and (ii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal which acquisition agreement permits the Company to terminate the acquisition agreement in the event the Raymond Board determines to effect a transaction with Parent; (g) by the Company, in the event of a breach by Parent or the Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement which cannot or has not been cured within 15 days after the giving of written notice of such breach to Parent and the Purchaser, except in any case where such breaches are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or Merger; or (h) by the Company, if Parent or the Purchaser shall have (i) failed to commence the Offer within ten days following the date of the Merger Agreement, (ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date, unless in the case of (i), (ii) or
(iii) such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in clauses (e) or (g) of the conditions set forth in Section 14 hereof.

     The Merger Agreement provides that, in the event of termination pursuant to the provisions described above by Parent or the Purchaser, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Merger Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, the Purchaser or the Company, except that certain provisions of the Merger Agreement relating to confidentiality and certain fees and expenses shall survive any termination of the Merger Agreement. Nothing in this provision shall relieve any party to the Merger Agreement of liability for breach of the Merger Agreement.

     Payment of Certain Fees and Expenses Upon Termination. Except as provided in the next succeeding sentence, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. If the Merger Agreement is terminated other than solely because of a material breach of the representations or warranties of Parent or the Purchaser or a failure of Parent or the Purchaser to fulfill a material covenant or condition contained therein, then the Company shall (except as required to be earlier paid in accordance with the termination provisions of the Merger Agreement) within two days after termination has occurred, pay to Parent in same day funds all of Parent's reasonably documented out-of-pocket expenses (the "Expenses"). If the Merger Agreement is terminated by Parent in accordance with the events specified in clauses (d) or (e) under the heading "-- Termination", above, because of the occurrence of any of the events set forth in clauses (e), (f) or (g) of the conditions specified in Section 14 hereof or if the Merger Agreement is terminated by the Company in accordance with clause (f) under the heading
"-- Termination" above, then the Company shall (except as required to be earlier paid in accordance with the provisions of the Merger Agreement) pay to Parent in same day funds, in addition to the Expenses, $12,000,000 (the "Termination Fee"), as compensation to the Parent and its affiliates for incurring the costs and expenses related to the Offer and the Merger and for their foregoing other opportunities.

     12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that prior to the Effective Time, the Company and each of its subsidiaries will not declare, pay, set aside or make any dividend (other than regular quarterly cash dividends of $0.0625 per Share) or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities.

     If, on or after June 16, 1997, the Company should (a) split, combine or reclassify any shares of its capital stock, (b) redeem or otherwise acquire any shares of its capital stock or any securities of its subsidiaries or (c) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, then, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after June 16, 1997, the Company should declare, pay, set aside or make any cash dividend (other than regular quarterly cash dividends of $0.0625 per Share) or make other distributions or payments with respect to any shares of its capital stock, or issue with respect to any shares of its capital stock any additional shares, shares of any other class of capital stock, other securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of each exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The extent of the public market for the Shares and, according to the published guidelines of the National Association of Securities Dealers, Inc., the continued trading of the Shares on the NASDAQ/ NMS, after commencement of the Offer, will depend upon the number of holders of Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Company has informed the Purchaser that, as of June 10, 1997, 10,738,604 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on the NASDAQ/NMS is discontinued, the liquidity of and market for the Shares could be adversely affected. The Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

     The Shares are currently "margin securities," as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on the NASDAQ/ NMS. It is the present intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer.

     14. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with Shares owned by Parent or the Purchaser (or any affiliate of Parent or the Purchaser), represent two-thirds of the total voting power of all Shares outstanding on a fully diluted basis, (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated, (iii) any applicable waiting period under Exon-Florio shall not have expired or been terminated or (iv) if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any

Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court of competent jurisdiction or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's shareholders,
     (iv) seeking to require divestiture by Parent or the Purchaser of any Shares, (v) seeking any material diminution in the benefits expected to be derived by Parent or the Purchaser as a result of the transactions contemplated by the Offer or the Merger, (vi) otherwise directly or indirectly relating to the Offer or the Merger and which would have a material adverse effect on the business, properties, assets, operations, results of operations or financial condition (the "Condition") of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole or the value of the Shares or (vii) otherwise materially adversely affecting the Condition of the Company and its subsidiaries taken as a whole;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Purchaser, the Company or any subsidiary or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act or Exon-Florio to the Offer or to the Merger, which could reasonably be expected to directly or indirectly result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (c) any change shall have occurred, or Parent shall have become aware of any fact, that has had or would have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 20% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) any material adverse change in the general political, market, economic or financial conditions in the United States or abroad that would have a material adverse effect upon the Condition of the Company and its subsidiaries taken as a whole, (iv) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any other jurisdiction in which any bank or other financial institution in any manner involved with the financing of the Offer or the Merger is incorporated, (vi) any material limitation (whether or not mandatory) by any Federal, state or foreign governmental authority or agency on the extension of credit by banks or other lending institutions,
     (vii) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

          (e) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the Merger Agreement and the Expiration Date, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

          (f) the Raymond Board shall have withdrawn, modified or amended in any respect adverse to Parent or the Purchaser its recommendation of the Offer or the Merger, or shall have resolved to do so;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser, or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

     15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Except as otherwise disclosed herein, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

     STATE TAKEOVER LAWS. Section 912 of New York Law prohibits any person who is the "beneficial owner" of 20% or more of the outstanding voting stock of a corporation and therefore is an "interested shareholder" from engaging in certain business combinations (including a merger) with such corporation for a period of five years following the date on which such person first became an interested shareholder, unless the transaction by which such person became an interested shareholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became an interested shareholder. The Company has represented in the Merger Agreement that the Raymond Board has approved the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby and that such approval constitutes approval of the Raymond Board of the Merger and the other transactions contemplated by the Merger Agreement under Section 912 of New York Law.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on information supplied by the Company and the Company's representations in the Merger Agreement, the Purchaser does not believe that any state takeover statutes (other than the Disclosure Act (as defined below)) apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation (other than the Disclosure Act). The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     APPRAISAL RIGHTS. No appraisal rights are available to shareholders in connection with the Offer. However, if the Merger is consummated, a shareholder will have certain rights under Section 910 of New York Law to dissent and demand appraisal of, and payment in cash for the fair value of, that shareholder's Shares. Those rights, if the statutory procedures required by Section 623 of New York Law are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting shareholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration. Failure to follow the steps required by Section 623 of New York Law for perfecting dissenters' rights may result in the loss of those rights.

     Shareholders who do not vote in favor of approval and adoption of the Merger Agreement, should Parent acquire less than 90% of the then outstanding Shares of the Company and a vote be necessary, or, shareholders who file, pursuant to Section 910, with the Company a written notice of election to dissent as provided in Section 623 of New York law, should Parent acquire at least 90% of the then outstanding Shares of the Company and no vote be necessary (such shareholders, "Dissenting Shareholders"), may have the right to seek payment in cash of the fair value of their Shares by complying with the requirements of Section 623 of New York law. Failure of a shareholder to strictly adhere to the requirements of Section 623 will result in the loss of such shareholder's dissenter's rights.

     If a vote on the Merger Agreement is required, a Dissenting Shareholder must, before the taking of such vote on the Merger Agreement, file with the Company a written objection to the Merger. The objection must include: a notice of the Dissenting Shareholder's election to dissent; the shareholder's name and residence address; the number of Shares as to which the shareholder dissents; and a demand for payment of the fair value of such Shares if the Merger is effected. If no vote on the Merger Agreement is required, a Dissenting Shareholder must file a written notice of the Dissenting Shareholder's election to dissent within 20 days after the giving to him, her or it the outline of the material features of the Merger Agreement in Section 11. The written objection or notice of election to dissent should be delivered to The Raymond Corporation, 20 South Canal Street, Greene, New York 13778, Attention: Paul J. Sternberg, prior to the Special Meeting (if any). To effectively exercise dissenters' rights, such shareholder may not vote any of his, her or its Shares for the Merger Agreement. Within 10 days after the vote of shareholders authorizing the Merger Agreement and the Merger, the Company must give written notice of such authorization to each Dissenting Shareholder. Such Dissenting Shareholder may not dissent as to less than all Shares beneficially owned by the shareholder. Upon consummation of the Merger, a Dissenting Shareholder shall cease to have any of the rights of a shareholder, except the right to be paid the fair value of the Dissenting Shareholder's shares, and any other rights under Section 623. A notice of election to dissent may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the Company (as described below). At the time of filing the notice of election to dissent or within one month thereafter, such shareholder must submit certificates representing all such Shares to the Company or its Transfer Agent. Failure to submit the certificates may result in the loss of such shareholder's dissenter's rights. Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after consummation of the Merger, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Merger), the Company must make a written offer (which, if the Merger has not been consummated upon the expiration of the ninety day period after the vote on the Merger Agreement, may be conditioned upon such consummation) to each such Dissenting Shareholder who has filed such notice of election to pay for the Shares at a specified price which the Company considers to be their fair value. If the Company does not make such an offer or the Company and the Dissenting Shareholder are unable to agree as to such fair value, Section 623 provides for judicial determination of fair value. A vote AGAINST approval and adoption of the Merger Agreement does not constitute the written objection required to be filed by a Dissenting Shareholder. Failure by a shareholder to vote AGAINST approval and adoption of the Merger Agreement, however, will not constitute a waiver of rights under Section 623 provided that a written objection has been properly filed and such shareholder has not voted any of his, her or its shares FOR the approval and adoption of the Merger Agreement.

     The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to such section.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the New York Law.

     The provisions of Section 623 are complex and technical in nature. Shareholders desiring to exercise dissenters' rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their dissenters' rights.

     NEW YORK SECURITY TAKEOVER DISCLOSURE ACT. The New York Security Takeover Disclosure Act (the "Disclosure Act") prohibits an offeror from making a "takeover bid" unless certain registration, disclosure and other requirements are met. The Disclosure Act defines a "takeover bid" as the acquisition or offer to acquire by an offeror from an offeree, pursuant to a tender offer or request or invitation for tenders, any equity security of a target company, if after acquisition of the target company the offeror would, directly or indirectly, be a beneficial owner of more than 5% of any class of the issued and outstanding equity securities of the target company; and the Disclosure Act defines the term "target company" as a corporation organized under the laws of the State of New York and having its principal executive offices or significant business operations located within the state. Pursuant to the Disclosure Act, the Purchaser has filed a registration statement with the New York State Attorney General and has disclosed certain additional information to shareholders in Schedule II to this Offer to Purchase.

     GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered shareholders of the Company therein be filed with the Commission and disclosed to shareholders of the Company prior to consummation of the Merger.

     EXON-FLORIO. The review periods, if applicable under Exon-Florio shall have expired or terminated. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to Exon-Florio.

     EXON-FLORIO AMENDMENT. As part of the Omnibus Trade and Competitiveness Act of 1988, a new Section (the "Exon-Florio Amendment") was added to Title VII of the Defense Production Act of 1950, 50 U.S.C. App. 2158, et seq. (the "DPA Act"), to empower the President or his designee to take certain actions in relation to mergers, acquisitions and takeovers by foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. In particular, the Exon-Florio Amendment enables the President to block or divest any acquisitions by foreign persons which threaten to impair the national security of the United States.

     Under the terms of the Exon-Florio Amendment, a foreign company or U.S. subsidiary of a foreign company acquiring a U.S. company may notify the Committee on Foreign Investment in the United States ("CFIUS") of the proposed transaction, whereupon CFIUS or the President must decide within 30 days whether to investigate the transaction. The Purchaser will prepare a notification for endorsement by the Purchaser and the Company and filing with CFIUS pursuant to
Section 721 of the DPA Act. CFIUS has 30 days from the date of filing of the completed notices to make a determination as to whether an investigation is necessary. If an investigation is undertaken of the completed notices and CFIUS determines that U.S. national security may be impaired by the proposed transaction, then CFIUS may recommend to the President that he suspend or prohibit the transaction, or direct the U.S. Attorney General to seek divestment relief in U.S. district courts. The Purchaser does not believe that the Offer or the Merger threaten to impair the national security of the United States.

     ANTITRUST. Under the HSR Act, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent submitted on June 20, 1997. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on July 5, 1997, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 10 days after the request is substantially complied with, unless the waiting period is terminated sooner by the FTC or the Antitrust Division or extended by court order or by consent of a party. See Section 2. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     The Parent and the Purchaser are each committed to use their reasonable best efforts to take whatever action is necessary or appropriate to complete the Offer and the Merger by December 13, 1997.

     16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Pursuant to an engagement letter between Parent and Salomon Brothers International, Salomon Brothers International has been retained to act as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Salomon Brothers International for its services the following cash fees, with the combined total of such fees not to exceed a maximum of $2,500,000: (a) an advisory fee of $100,000 payable at the end of 90 days after April 13, 1997, provided that Parent has not terminated Salomon Brothers International's engagement (with or without cause) prior to the end of such 90 day period, (b) subsequent advisory fees of $100,000 payable at the end of each consecutive 90 day period (subject to Salomon Brothers International's continued engagement at the end of each such 90 day period); (c) an additional offer fee of $1,250,000, which became payable upon the execution of the Merger Agreement; and (d) an additional transaction fee equal to $2,500,000 (less any amounts paid under the preceding clauses (a), (b) and (c)), contingent upon the consummation of the acquisition of the Company and payable at the closing thereof. In addition, Parent has agreed to reimburse Salomon Brothers International for all reasonable out-of-pocket expenses incurred by Salomon Brothers International, including the reasonable fees of its counsel. Furthermore, Parent has agreed to indemnify Salomon Brothers International and certain related persons against certain liabilities and expenses. In the event that the Merger is not consummated and Parent receives the termination fee contemplated by the Merger Agreement, Parent will be obligated to pay a portion of such fee to Salomon Brothers International; provided that, including such payment, the aggregate fees payable to Salomon Brothers under the engagement letter shall not exceed $2,500,000. In addition, Parent has agreed to grant Salomon Brothers International certain rights in connection with subsequent financial transactions related to the Offer and Merger, including offerings of securities by Parent, sales of the Company's assets, and hedge programs.

     Salomon Brothers Inc, an affiliate of Salomon Brothers International, is acting as the Dealer Manager in connection with the Offer. Salomon Brothers Inc will not be entitled to any additional fee for its services as Dealer Manager.

     The Purchaser and Parent have also retained ChaseMellon Shareholder Services, L.L.C., as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     In addition, the Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7 under "-- Available Information".

                                          LIFT ACQUISITION COMPANY, INC.

June 20, 1997

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of Parent. The current business address for each individual listed below is Svarvargatan 8, SE-595 81, Mjolby, Sweden, unless otherwise set forth herein. Each such person is a citizen of Sweden.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Bengt Eskilson...................  Chairman of Parent since 1994. Director of Ahlstroms Pumps
                                   Corp. (Finland) since 1995, Safe Offshore ASA (Norway)
                                   since 1997, Skane-Gripen from 1995 to 1996, and Tour
                                   Anderson TA from 1991 to 1994. Chairman of the Boards of
                                   Bohusbanken since 1992, Investment Bure AB since 1993,
                                   Troponor Invest since 1994, BEKO Bil since 1996, Karlskoga
                                   Invest AB from 1994 to 1997, Trustor AB from 1996 to 1997, and ESAB AB from 1990 to 1993.
Jan Ohlsson......................  Deputy Chairman of Parent since 1994. Director of Parent since 1990. Managing Director of KF Invest AB since 1994.
                                   Chairman of Transpool AB, Karlshamns AB, Elmo-Calf AB,
                                   Gislaved Folie AB, AB Goman-Producter, and Gisab AB.
                                   Director, Askim Produksjonspark AS (Norge). Deputy
                                   Chairman of Wedins Skokedja and Chief Financial Officer of
                                   Nordico AB (renamed KC Invest AB) from 1983 to 1994.
                                   Acting President and CEO of Parent 1992.
Hakan Soderback..................  Director of Parent since 1994. Director of Elmo-Calf AB and Wedins Skokedja AB.
Leif Ostling.....................  Director of Parent since 1994. Managing Director of the
                                   Scania Division of Saab-Scania AB from 1988 to 1995.
                                   Managing Director of Scania AB since 1995. Chairman of
                                   V.A.G. Svierge AB since 1990 and Beer's N.V. (The
                                   Netherlands) since 1994. Director of SEB Fonder AB since
                                   1992, Inexa Profil AB since 1992, the Royal Institute of
                                   Technology in Stockholm since 1994, the Swedish Institute
                                   of Management since 1993, and Sabroc A/S (Denmark) since
                                   1996.
Bengt Johansson..................  Director of Parent since 1994 (Employee Representative of
                                   Swedish Metal Workers' Union). Welder at BT Products AB
                                   since 1960.
Elisabeth Karlsson...............  Director of Parent since 1994 (Employee Representative of
                                   Negotiation Cartel for Salaried Employees in the Private
                                   Business Sector). Group leader service administration at
                                   BT Svenska AB since 1981.
Carl-Erik Ridderstrale...........  Director of Parent since 1995, President and Chief
                                   Executive Officer of Parent since 1992. Director of Inexa
                                   Profil AB since 1992, Norrlands Gjuterier AB from 1984 to
                                   1996, and Kanthal AB from 1992 to 1997. Chairman of
                                   Hultdins Systems AB since 1996.
Fritz Ahlqvist...................  Director of Parent since 1997. Director of Schuitema N.V.,
                                   "We" International B.V., Allkauf Gruppe (Germany) and
                                   CIES. Chairman of GUS Holland Holding B.V., Deputy
                                   Chairman of Achmea Holding N.V. and Member of Executive
                                   Board of Ahold n.v. since 1990.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
EXECUTIVE MANAGEMENT
Carl-Erik Ridderstrale...........  See above.
  President and Chief Executive
  Officer
Erik Berg........................  Employed by Parent since 1986 in same position.
  Vice President
  Human Resources
Ulf Brodin.......................  Employed by Parent since 1963; After-Sales Director since
  Senior Vice President            1995. General Manager of BT Deutschland GmbH from 1993 to
  After-Sales                      1995. After-Sales Director of BT International (Brussels)
                                   from 1989 to 1993.
Ditlef Furst.....................  Employed by Parent since 1982; Marketing Director since
  Senior Vice President            1991.
  Marketing
Christer Hogberg.................  Employed by Parent since 1990. President of BT Svenska AB
  President                        since 1990.
  BT Svenska AB
Dan Hoij.........................  Employed by Parent since 1988. President of BT Rolatrac
  President                        Ltd. since 1991.
  BT Rolatruc Ltd
Per Zaunders.....................  Employed by Parent since 1991 in same position.
  Executive Vice President
  and Chief Financial Officer

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth below is the name, present principal occupation or employment and material occupations, positions, officers or employment for the past five years of each director and executive officer of the Purchaser. Each person identified below is employed by the Purchaser and has held such position since the formation of the Purchaser in June, 1997. The principal address of the Purchaser and the current business address for each individual listed below is the same as set forth above for Parent. Each such person is a citizen of the Sweden. Directors are identified by an asterisk.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Carl-Erik Ridderstrale...........  See above.
  President and Treasurer
Per Zaunders.....................  See above.
  Vice President and Secretary

     3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS.  None.

                                                                     SCHEDULE II

                       CERTAIN INFORMATION REQUIRED TO BE
                      GIVEN TO SHAREHOLDERS OF THE COMPANY
                            PURSUANT TO NEW YORK LAW

     The Purchaser was incorporated on June 13, 1997 and has not engaged in any business since its incorporation other than that incident to its incorporation and in connection with the Offer and the Merger Agreement. Accordingly, the Purchaser has not engaged in any significant community activities nor has the Purchaser made any significant charitable, cultural, educational and civic contributions.

     Except for the directors and executive officers of the Purchasers set forth in Schedule I, the Purchaser has no employees. Accordingly, the Purchaser has no existing pension plans profit-sharing plans, or savings plans, has not provided any educational opportunities or relocation adjustments to its employees, and has had no labor or employment related claims or disputes.

     As described in this Offer to Purchase, Parent and the Purchaser currently intend to cause the Company's operations to continue to be run and managed by its existing management. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will make such changes as it deems appropriate under the circumstances then existing. Parent intends to review the Company's policies with respect to community activities, charitable, cultural, educational and civic contributions and employment practices.

     Parent, which was formed in 1946 in the Kingdom of Sweden, is a major manufacturer of warehouse trucks and hand trucks and is one of the leading manufacturers of such products in terms of unit sales in Scandinavia and the Benelux region. Operations comprise the development, manufacture and marketing of a wide range of warehouse trucks. The product range also includes services such as advice, financing, service, maintenance and driver training. Parent is one of Europe's leading manufacturers in its field. As of December 31, 1996, Parent employed approximately 3,600 people, nearly 60 percent of whom are outside Sweden. Approximately 80 percent of Parent's sales, which in 1996 amounted to approximately SEK 4.5 billion ($578.7 million), are outside Sweden. As of December 31, 1997, Parent had 20,000,000 ordinary shares issued and outstanding.

PENSIONS AND BENEFITS

     Parent's Swedish employees participate both in government sponsored pension plans and in a pension plan in which Parent participates pursuant to its collective bargaining agreements. Each such plan is a defined benefit plan under which benefits are calculated based on an employee's benefits and years of service. The government plan is financed by contributions from Swedish employers, which contributions are based on the salary of the participating employees. Benefits under the pensions plans implemented under Parent's collective bargaining agreements are fully funded either by external insurance schemes or by provision in the balance sheet based on independent actuarial calculations.

     Employees of BT Prime-Mover Inc. ("Prime-Mover"), an Iowa corporation and a wholly-owned subsidiary of Parent, participate in a defined contribution plan administered by Metropolitan Life Insurance Company, Metlife Savings Plan Program, a tax qualified retirement savings plan, after having met the Plan's eligibility requirements. Prime-Mover makes two types of contributions to participants' accounts: (a) a minimum contribution, and (b) discretionary additional contributions. Both types of contributions are made only out of profits. It is Prime-Mover's policy to contribute an amount from current or accumulated profits for each eligible participant account equal to 4.0% of eligible compensation during each plan year. Discretionary contributions during any plan year are based on the performance of Prime-Mover.

     Substantially all employees of Prime-Mover participate in either defined benefit pension plans (which are non-contributory) or defined contribution pension plans (which may be contributory or non-contributory). In addition to providing retirement benefits, Prime-Mover provides certain medical, dental and vision care benefits, life insurance and other benefits under Prime-Mover sponsored plans for active employees and for certain retired employees.

LABOR AND EMPLOYEE RELATIONS

     Each of Parent and Prime-Mover believes that its labor and employment relations with its employees are generally good.

EDUCATION OPPORTUNITIES

     Each of Parent and Prime-Mover provides educational assistance to eligible employees who pursue programs of study that are consistent with the employee's field of work and Parent's business.

RELOCATION ADJUSTMENTS

     Each of Parent and Prime-Mover, in accordance with the terms of their corporate policies, may reimburse certain job applicants, new employees and current employees for certain travel and relocation expenses.

CHARITABLE AND CIVIC ACTIVITIES

     Consistent with Parent's commitment to responsible community involvement, each of Parent and Prime-Mover support a variety of charitable foundations, particularly in communities in which Parent or Prime-Mover operates facilities or has offices. Additionally, each of Parent and Prime-Mover supports a variety of recognized agencies in such fields as health, education, civic affairs, and cultural activities. Individual subsidiaries of Parent are authorized to make charitable contributions out of their operating funds.

                                     * * *

     Except as set forth in this Schedule II, all information regarding Parent, the Purchaser and the Offer required to be disclosed pursuant to the Disclosure Act is set forth in this Offer to Purchase and is incorporated by reference in the Registration Statement filed pursuant to the Disclosure Act.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:                          By Hand:                        By Overnight:
                                                                      ChaseMellon Shareholder
    ChaseMellon Shareholder           ChaseMellon Shareholder              Services, L.L.C.
       Services, L.L.C.                  Services, L.L.C.                 85 Challenger Road
     Post Office Box 3301           120 Broadway -- 13th Floor         Mail Drop -- Reorg Dept.
  South Hackensack, NJ 07606            New York, NY 10271             Ridgefield Park, NJ 07660
Attn: Reorganization Department   Attn: Reorganization Department   Attn: Reorganization Department

           Facsimile Transmission:                          Confirmation of Fax:
                (201) 329-8936                                 (201) 296-4860

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. A shareholder may also contact a broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                              SALOMON BROTHERS INC

                            Seven World Trade Center
                            New York, New York 10048
                          Call collect: (212) 783-6131